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                                                                    EXHIBIT 10.2


                                       OEM
                            GLOBAL PURCHASE AGREEMENT
                             Agreement Number: 20016


This Global Purchase Agreement ("GPA" or "Agreement") is entered into by ADVANCED ENERGY INDUSTRIES, INC. (referred to as "Supplier", "you" or "your") and LAM RESEARCH CORPORATION and any of its wholly-owned subsidiaries (referred to as "Lam") as of the following date: October 12, 1999 ("Effective Date"). Each of the words "parties", "us", "we" or "our" collectively refers to both Supplier and Lam.

1.   RECITALS:

     1.1. Purpose: This GPA documents our agreement for our customer-supplier relationship. It includes standard terms for Lam's purchase of goods and services. Although these purchase terms will cover most situations, attachments to this GPA may be included to address specific circumstances.

     1.2. Prior Review: Prior to signing this GPA, Lam requests that you review it with your point of contact at Lam, and Lam assumes that you have reviewed it and that you understand it thoroughly so that your and our performance requirements will be met.

In consideration of the mutual obligations and benefits set forth in this GPA, the parties agree as follows:

2.   GENERAL MATTERS:

     2.1. Scope: This GPA applies to any purchase of your Products or Services by Lam ("Order") during the term of this GPA, whether or not this GPA is referenced in the documentation of such Order. For Orders issued but not fulfilled prior to expiration of this GPA, the terms of this GPA shall continue to apply.

     2.2. Term: The term of this GPA is three (3) years from the Effective Date. This agreement may be extended for additional one (1) year terms at the GPA's anniversary, if both parties agree in writing within 60 days of the termination date.

     2.3. Definitions: Words in this GPA, which are defined either when they first appear or in the "Definitions" section at the end of this GPA, shall be interpreted throughout the GPA consistent with those definitions.

3.   YOUR OBLIGATIONS AND RIGHTS:

     3.1. Product and Process Quality: Lam has chosen to do business with you based upon your reputation, quality of Products, ability to perform or other business reasons which support Lam's expectation of your reliability in Product and process quality. As part of your continuing commitment to quality, you agree to the performance requirements described in this GPA.

     3.2. Specifications and Quality Protocols: Lam shall provide you with technical specifications and/or drawings for each Product ("Specifications"), as well as quality control criteria pertaining to your Products and processes ("Quality Requirements"). You must comply with the Specifications and Quality Requirements at all times. If mutually agreed, you may be required to verify compliance through testing, inspection and/or issuance of a certificate of compliance.


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     3.3. Technical Support Documents: Supplier shall furnish one complete set of the required documents listed in Schedule 1 of this Agreement applicable to your products sold to Lam. These documents shall be provided at no cost to Lam. Delivery of these documents is a critical performance objective. Reference Section 25.16.

     3.4. Critical Components: You agree to abide by for all Critical Components listed in the "Critical Components List" of Attachment E. If no Critical Components are listed, then Attachment E does not apply to you.

     3.5. Continued Service and Parts Supply: Subject to your rights to discontinue availability of Products under the "Cancellation" section of this GPA (see paragraph 21.1), you grant Lam the option to continue to purchase service and support, and replacement parts from you in support of Products for a period of seven (7) years after Lam's last purchase of such Product.

     3.6. Production Lines; Change Control Requirements: Lam reserves the right periodically to review and inspect your facilities, manufacturing processes, materials and subcontractors; and you shall give Lam 90 days prior written notice of any reasonably significant changes made or anticipated in such items. If you fail to obtain Lam's prior approval for significant changes and continue to ship Product or perform Services, Lam may, at its option and in addition to all other remedies do one of the following: 1) return such Product or suspend such Services without further liability to Lam; 2) accept such Product or Services but with a deduction in the price Lam must pay you, if any, as mutually agreed; or 3) inspect and approve such changes with appropriate notice, or 4) terminate this Agreement.

     3.7. Engineering Change Notification (ECN): Supplier must provide prompt notice to Lam of Significant Changes to processes and/or design of Product. This notification shall be sent either by Supplier's e-mail, service bulletin, facsimile, or mail. The ECN will provide complete written details along with drawings so that Lam will have complete understanding of proposed change(s). Upon receipt of the proposed ECN, Lam will have ten (10) working days to review and respond either approving or disapproving the proposed change(s). If no response is received within ten (10) working days, Supplier will notify Lam of the consequences and Supplier's planned actions. Supplier agrees not to ship to Lam any proposed changes without obtaining Lam's written approval in advance. Supplier understands and agrees that an oral change authorization from any Lam employee is not sufficient and Lam has no liability for changed Product, absent Lam's written approval for the changes. If you fail to obtain Lam's prior approval for Significant Changes and continue to ship Product or perform Services, Lam may, at its option and in addition to all other remedies do one of the following: 1) return such Product or suspend such Services without further liability to Lam; 2) accept such Product or Services but with a deduction in the price Lam must pay you, if any, as mutually agreed;or 3) inspect and approve such changes with appropriate notice, or 4) terminate this Agreement.

     3.8. Provision of Services: You agree to provide those Services set forth in the Order and in the Description of Services and/or Support attached as Attachment A (and Attachment B if applicable), which is incorporated here by reference. Your Services shall be performed by qualified, certified and adequately supervised personnel. As mutually agreed, you may be required to verify compliance of the Services through testing, inspection and/or issuance of a certificate of compliance. If no Services are set forth in Attachment A and B, then Attachment A and/or B do not apply to you.


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4.   DELIVERY:

     4.1. Force Majeure: Neither party shall be liable for any costs, losses, damages, claims or liabilities ("Damages") due to non-performance caused by events totally beyond its control ("Force Majeure"); provided that the non-performing party provides prompt written notice to the other party of anticipated or existing Force Majeure events and uses all reasonable diligence to perform during and after the Force Majeure event.

     4.2. Delivery: Delivery of Products shall be (i) on the delivery date specified in the Order, (ii) FOB your dock, (iii) in accordance with Lam's packaging specifications, and (iv) via carrier specified in the Order (or, if no carrier is specified, then a common carrier from Lam's Authorized Traffic Guide). You shall notify Lam immediately of any anticipated late deliveries or facility shutdowns. If necessary to ensure timely delivery, you shall deliver via expedited transit at your cost, except that Lam will pay such cost if necessitated solely by either Lam's delay or Lam's request.

     4.3. Accompanying Materials: One complete set of documentation and/or operating and maintenance manuals for each Product supplied to Lam will be furnished at no cost to Lam. Supplier will not be required to ship a manual with each unit delivered to Lam. Supplier shall provide updated documents when made available by the Supplier at no cost to Lam.

     4.4. Non-conforming Deliveries: Any Products not in conformance with the Order on the date of delivery may be rejected and returned at your expense. Any Services not in conformance with the Order or Attachment A or Attachment B on the date of performance may be rejected and suspended. Lam shall notify you of the grounds for rejection. Lam may
          (i) permit you to cure the non-conformance, (ii) cancel such non-conforming Products or Services without cost or liability to Lam,
          (iii) or accept them with a reasonable reduction in the purchase price owed by Lam, as mutually agreed.

5.   DELIVERY AND QUALITY GOALS:

     5.1. Delivery and Quality Goals: Complying with scheduled delivery dates, Specifications and Quality Requirements is a critical performance objective. All Products shipped by you must meet Lam's goals for consistency in Specifications, Quality Requirements and scheduled delivery dates ("Goals"). Lam may review and adjust these Goals periodically based upon Lam's business needs.Reference Section 25.16.

6.   QUALITY; ACCEPTANCE; RELIABILITY:

     6.1. Criteria: All Products supplied shall comply with Product Specifications and Quality Requirements. Supplier shall demonstrate such compliance and Lam's personnel may witness any related test. Supplier shall make available appropriate technical support. Lam shall have the right to make any inspection or appropriately test that Lam shall deem advisable before and after shipment of Product to insure that the Product meets mutually agreed upon specifications. Payment of Supplier's invoices shall not constitute acceptance, approval or certification by Lam, and shall not relieve Supplier of any warranty or other obligation set forth herein or under the Law.

     6.2. Non-conforming Product: With respect to any new Product delivery which Lam determines is non-conforming to mutually agreed specifications, Lam may, at its option: (i) within 30 days of receipt of non-consigned Product or within 30 days of removal of Product from the consignment inventory, reject and return the Product, provided that Lam shows future usage, to Supplier (in which case Supplier shall bear the risk of loss or damage during transit from Lam's manufacturing facility to Supplier's local service facility). After 30 days only options (ii) and (iii) will apply; (ii) make the Product available for correction at Lam's facility.


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          Supplier shall promptly correct any defect at its expense, either by repairing or replacing any defective part(s) or by replacing the Product within ten (10) working days after your receipt of the rejected Products; or (iii) accept or keep the Product with a deduction in the price of the Product, as reasonably determined by the parties. Any Products or portions thereof replaced by you shall become your property. Lam agrees to pay Supplier for all charges associated with the return and testing of Products which pass all Supplier's tests without any corrective action and are determined to meet the mutually agreed specifications (at time of original shipment). See Attachment D for schedule of agreed upon charges.

     6.3. Reliability: Product reliability in the field will also meet all reliability portions of Product Specifications. In addition, certain specifications may require that Lam and/or its customer will have access to spares locally. All reliability performance specifications (e.g. uptime or availability, MTBFp, MTBAp) will be defined and mutually agreed upon by the parties; a resulting Reliability Performance Specifications will be mutually signed and attached hereto as Schedule 2 of the GPA. In those specific cases where Products are shown to provide less than the agreed reliability performance specifications over a period of time, Lam and Supplier will work together to define mutually acceptable corrective actions to remedy the situation.

     6.4. Reliability Road Map: If a product listed in Schedule 2 of this Agreement does not meet the required reliability specification, Supplier shall provide to Lam Commodity Manager a road map identifying steps Supplier will take, including milestones, to ensure that the product meets the required reliability specification.

7.   INSPECTION AND TESTING:

     7.1. Procedures: Supplier shall maintain calibrated, capable inspection and test equipment, and associated inspection procedures. Supplier must not proceed with production until all appropriate means for inspecting and testing per mutually agreed upon Specifications and Quality Requirements are met. Lam may reject any material produced without proper verification of compliance to mutually agreed upon Specifications and Quality Requirements.

     7.2. Inspection Records: Supplier shall, on request by Supplier Quality Engineering, provide evidence showing that Supplier's inspection and testing methods are consistent with Lam's quality guidelines on correlation between Lam and Supplier inspection and test results.

8.   ACCEPTANCE SAMPLING AND SCREENING:


     8.1. Change in Quality Requirements: Lam reserves the right to alter its quality requirements for acceptance and to change accordingly the acceptable quality levels. In conjunction with this, Lam agrees to provide Supplier with written advance notification of changes to the stated requirements.

9.   SOURCE INSPECTION:

     9.1. Source Inspection Requirements: Supplier must support Lam Source Inspection as designated by Lam, and per the "Lam Source Inspection Procedure for Suppliers". Supplier must provide ample space, access to inspection equipment, and availability of inspection personnel as needed for Lam Source Inspection. The Lam Inspector will not proceed with inspection unless Supplier has demonstrated that all requirements have been met.


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     9.2. Certificate of Conformance: You will provide a Certificate Of
          Conformance (COC) with each Product, including repaired Products, certifying that the original or repaired Product meets or exceeds the mutually agreed upon Specification and Quality Requirements.

10.  FAILURE REPORTING:

     10.1. Failure Reporting: Whenever requested by Lam, and with respect to specific identified failed Products, you will provide to Lam's Commodity Management a worldwide Failure Analysis identifying the following:

          10.1.1. Percentage of No-Trouble-Found ("NTF") of the failed Product over the past six months

          10.1.2. Total number of assemblies of the failed Product repaired in the past six months

          10.1.3. Component or assemblies you replaced in the failed Product that fixed the cause of the failure

          10.1.4. Pareto of defective components used to repair the failed Product over the past six months

          10.1.5. Engineering changes that have been released that would have affected the failure

          10.1.6. Revision level of the Product assembly when received by Supplier

          10.1.7.   Latest revision level of the repairs to the failed Product

          10.1.8.   Date received by the Supplier

          10.1.9.   Date original Product was shipped to Lam

     10.2. Root Cause/Failure Analysis Report: You will provide upon request a Root Cause Analysis report on failed Product. The Root Cause Analysis report will be sent to Lam's Commodity Manager containing the following information:

          10.2.1. Testing before any repair activity and document failure symptoms

          10.2.2. Percentage of No-Trouble-Found (NTF) of the failed Product over the past six months

          10.2.3. Total number of assemblies of the failed Product repaired in the past six months

          10.2.4.   Component or assemblies replaced that fixed the problem

          10.2.5. Pareto of defective components used to repair the failed Product over the past six months

          10.2.6. A detailed analysis of the cause of the failure to the component level including photographs

          10.2.7. Engineering changes that have been released that would affect this failure

          10.2.8.   Revision level of the assembly when received by Supplier

          10.2.9.   Latest revision level of the repairs to the failed Product

          10.2.10.  Date received by the Supplier

     10.3. Corrective Action Report: Supplier shall provide upon specific request a Corrective Action Report detailing the required steps to prevent future recurrence of the same failure. This request must be received prior to receipt of the defective unit from Lam. This report is due within ten working days after issuance of the final Root Cause/Failure Analysis report. Lam reserves the right to approve the permanent corrective action steps prior to implementation.

     10.4. Delivery of Reports: Supplier shall provide upon specific request a preliminary Root Cause/Failure Analysis within fifteen days after Lam has returned the defective product to Supplier. A detailed Root Cause/ Failure Analysis will be available within 30 days after the defective product is received by Supplier. Supplier shall also provide a Failure Report on a monthly basis.Reference Section 25.16.


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11.  PACKAGING AND LABELING:

     11.1. Clean Room Requirements: Clean room parts will be cleaned and packaged to Lam's clean room specifications. For clean room guidelines refer to Lam Product Protection Procedure (Part Number:
          505-100342-001). This section does not apply to Advanced Energy.

     11.2. Packaging and Crating Guidelines: Both new Product and Repaired product will be shipped (one per) in Lam approved packaging appropriate for shipping anywhere in the world by surface or air without damage to the part. The packaging material will contain no foam "peanuts" or chips. For crating guidelines, see Lam's Crating Instructions (Part Number: 505-100294-001). For repaired product packaging guidelines, see Lam's Packaging Instructions (Part Number:
          603-090436-001). Lam reserves the right to review the packaging method used by Supplier to ship the Product. Supplier's packaging and shipping practices shall be designed to protect the product against damage, adjustment, change in calibration, etc., and impairment of the Product's functional integrity as originally shipped to Customer.

     11.3. Bar Code Requirement: Supplier shall be required to affix to one end of the approved packing a Bar Code label with readable/legible markings for all shipments. This process shall be implemented by 3/01/00.

     11.4. ESD Requirement: Lam and Supplier shall be required to utilize processes, procedures and packaging that protects the Product against Electrostatic Discharge (ESD) damage.


12.  WARRANTY:

     12.1. Form, Fit and Function Warranty: You warrant that all of your Products conform to proper form, fit and initial function reasonably intended as of both the date of the Order and date of shipment.

     12.2. Material, Workmanship and Specifications Warranty: You warrant that all of your Products are free from defects in workmanship and material and conform to mutually agreed upon Specifications and Quality Requirements for a period of twenty four (24) months from the date of shipment to Lam. This warranty shall be effective on shipments after 11/01/99.

     12.3. Service Warranty: Unless otherwise agreed in writing by both of us, you warrant that any Services performed by you shall be free from all defects in workmanship for a period of ninety (90) days from the date you completed such Services.

     12.4. Software Warranty: Software is warranted as being free from defects in design, workmanship and material for a period of ninety (90) days from the date of delivery.

     12.5. Breach of Warranty: In addition to your obligations described in paragraph 6.2, following the date the defective Product has been made available to you, you shall, at your expense, (1) submit a detailed, written corrective action plan (if applicable and mutually agreed upon by both parties) to Lam within thirty (30) days, and (2) use your best efforts immediately to correct the defect and complete delivery of the repaired Product and/or corrected Service. If you cannot correct the defect, then you shall, at your option, either (a) replace the defective Product or (b) refund Lam the price of the defective Product or Service. For new units which are deemed "defective" at Lam's manufacturing facility, you shall bear the risk of loss or damage during transit to Supplier's local service facility. This warranty covers materials,


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           parts, labor, travel, and all other related costs needed to inspect, replace or correct design, material and/or workmanship defects. In these cases, you agree during the warranty period that you will not charge Lam any fees or expenses whatsoever you incur in connection with your warranty obligations. You shall own any defective Products once replaced under this warranty provision. Lam's rights under this Warranty are in addition to any other rights or remedies to which Lam may be entitled under this Agreement or applicable law.

     12.6. Limitations on Your Warranty Obligations: These warranties will not apply if: (a) the Product was not properly installed or operated by Lam or its Customer under reasonable manufacturer-recommended conditions, (b) Lam fails to notify you in writing of the defect in question during the warranty period, (c) Lam fails to make the item available for correction within a reasonable time, (d) we reasonably agree after examination of the Product that such claimed defect or nonconformity does not exist, (e) the Product was manufactured or modified to Lam's detailed design and such design is the contributory cause of the defect, or (f) the Product is utilized for an application for which it is not suited or intended by the manufacturer. In these cases only, Lam agrees to reimburse you your reasonable fees and expenses incurred in connection with your demonstration to Lam that the Product complies with the Specification and Quality Requirements. Further, any software you supply to Lam is not warranted as free from errors or "bugs," and your sole obligation shall be to use reasonable efforts to supply Lam with a corrected version promptly after Lam notifies you of the defect. The original warranty period shall not be extended by your acts in compliance with this section. The foregoing warranties are exclusive of all other warranties, whether written, oral, expressed or implied, including any warranty of merchantability or fitness for a particular purpose.

13.  SUPPLIER EFFICIENCY:

     13.1. Supplier Efficiency: In exchange for Lam's commitment to purchase Products, you will use your best efforts to reduce lead times, manufacturing cycle times and costs of Products during our relationship. We anticipate that this can be accomplished by implementing better business practices, improved processes, value engineering or by other methods.

     13.2. Lead Time Reductions: With respect to new product Our goal is that no more than four weeks will elapse between Lam's placement of an Order and your delivery of the Product, unless there is an Excused Event or Lam's Order specifies a longer delivery schedule. Our lead-time goal for repaired Product is separately described in Attachment A. In the event any new Product lead time exceeds four weeks, then you agree to submit a detailed written plan in ten working days, to reduce such lead times to four weeks within a six month period. You agree to use your best efforts to meet such lead time reduction goals. Lam agrees to provide Supplier with a detailed forecast for Products released for Lam production. Supplier will have the right to request "Excused Event" if there are extensive short term changes in the forecast or actual consumption versus forecast.

     13.3. Cost Reductions:

           13.3.1. Reduced Aggregate Cost for All Products: Our goal is to achieve a seven percent annual reduction in the aggregate purchase price of all Products purchased by Lam. Upon request, you shall submit a detailed written plan to meet this goal through design changes, Product introduction or improved efficiencies and you agree to use your best efforts to meet such cost reduction goals.

          13.3.2. Volume Discount: High volume purchasing by Lam shall be rewarded annually on a calendar year basis. If at anytime the monetary value of Lam's total purchases of all products within a calendar year exceeds the Total Dollar Volume Thresholds listed in


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                   the table attached in Attachment C, then Lam shall be
                   entitled to the corresponding Volume Discount on the amount by which the Threshold was exceeded during that calendar year. The discount shall be credited to Lam after all invoices for product delivered to and fully accepted by Lam have been paid for that calendar year. Volume discounts earned by Lam for purchases during a given year shall be reset to zero at the end of that year, and shall not carry over to affect pricing in the subsequent year. If Attachment C does not have specified volume discounts listed, then this paragraph does not apply to you.

14.  INTELLECTUAL PROPERTY:

     14.1. Intellectual Property: You agree to indemnify, hold harmless and defend (with counsel reasonably approved by Lam), Lam and its affiliates, shareholders, directors, officers, employees and agents from and against any claims, fees, costs, awards, judgments, liabilities and or damages (including without limitation court costs and reasonable fees of attorneys and other professionals) ("Damages") arising out of a claim as to a Product asserted within ten (10) years from the date of its sale under this Agreement that the Product (as a stand alone unit) infringes, directly or contributorily, any patent, copyright, maskwork right, trade secret or similar right of any third party. You also agree to provide Lam prompt and reasonable written notice of bona fide claims made with respect to your Products. Notwithstanding these obligations, you may at your expense and at your option: (i) procure for Lam and/or its customers the ownership, use or distribution rights granted with respect to the Products; (ii) modify the infringing item to remove the infringement, without impairing compliance with the Quality Requirements and Specifications; or (iii) replace the infringing item with a non-infringing item, without impairing compliance with the Quality Requirements and Specifications; however, if you have used reasonable efforts and cannot accomplish options (i), (ii) or (iii), then you shall refund to Lam the amount paid for the infringing Products, less reasonable depreciation. Lam agrees to use reasonable efforts to facilitate the exercising of options (i), (ii) or (iii). This indemnification clause does not apply when the Products are manufactured or modified to Lam's design, quality requirements and/or specifications, and such design, quality requirements and/or specifications results in the Damages.

15.  LAM SUPPLY PROGRAMS:

     15.1. Lam Supply Programs: The manner in which you supply Products to Lam may vary depending on the type of Lam Supply Program your Products are assigned to by Lam. The Lam Supply Programs include: purchases through issuance of direct purchase orders; the Automatic Part Pull System ("APPS"); the Ship To Point of Use Program ("STP"); Freestock, the Consignment Inventory Agreement (CIA); or other program which, as a result of future experience, Lam decides to implement. During the course of our relationship, Lam may decide to assign or re-assign your Products to one of these Lam Supply Programs. Prior to assignment to one of these programs, your Lam contact will discuss the program with you. Each of these Lam Supply Programs has different requirements for the performance of our respective obligations. Your responsibility is to discuss and understand why and how any Lam Supply Program is applicable to you. Your agreement to support and comply with the specific requirements of any applicable Lam Supply Program to which your Product is assigned must be provided in writing prior to your inclusion in the program or shall be deemed given the first time you ship Product after inclusion in the program.

16.  CUSTOMS & INSURANCE DOCUMENTATION:

     16.1. Customs & Insurance Documentation: Upon request, you shall provide
           (a) a completed manufacturer's affidavit and/or other documentation as may be required by US Customs or


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           other governmental authorities with respect to your Products, and (b)
           proof, in form and substance reasonably requested by Lam, of any insurance policies that we might mutually agree you must carry.

17.  SECURITY AND SAFETY MATTERS:

     17.1. Security and Safety Matters: Each party may enter the premises of the other party during normal business hours with respect to the performance of this Order, subject to facility security regulations and US Government clearance requirements, if applicable. Each party may, in its sole discretion, remove from its premises any employee, contractor or agent of the other not in compliance with such regulations. You shall not introduce any substance which is regulated by any governmental authority as being a threat to health, safety or the environment onto Lam's premises without prior written approval, and then only in compliance with law. You shall immediately notify Lam if the Products or Services violate any law or have a defect threatening health, safety or the environment. Replacements, modifications, associated service calls or other acts or items required to remedy such defect or violation shall be provided promptly and at no cost to Lam or its Customers.

18.  LAM TOOLS:

     18.1. Lam Tools: Any equipment, materials or other items provided or paid for by Lam as part of either parties' performance under this GPA (i) shall remain the property of Lam, (ii) shall be used by you only in performance of Lam's Orders, and (iii) shall be returned to Lam upon request.

19.  LAM'S OBLIGATIONS AND RIGHTS:

     19.1. Orders; Electronic Transmission of Documents: Lam will issue you an Order to purchase Products. The Order is subject to your acceptance. Your acceptance of the Order will be evidenced by the earlier of either your return of a signed Order acknowledgment or your delivery of any Products and/or Services pursuant to the Order. Orders and other related documents may be issued by Lam in document or electronic form, including via electronic data interchange ("EDI"), provided that we have established an EDI program between us.

     19.2. Forecasts Generally: Lam will give you forecasts (for Products released for Lam production) of estimated quantities of Products it may purchase ("Forecast"). The Forecasts are for information purposes only, and are simply Lam's estimate at that time of its anticipated needs. However, Forecasts may change and may differ significantly from Lam's actual Orders. Forecasts are neither commitments to purchase nor authorizations by Lam to deliver Product.

     19.3. Payment: Payment shall be made in U.S. dollars (unless otherwise agreed) with the following terms: net thirty (30) days after receipt of your invoice. At Lam's discretion, any payment you are owed may be set off by amounts you otherwise owe to Lam. Any tax, duty, or other charge imposed by any taxing authority, shall, upon demand by you, be paid by Lam, except where Lam timely provides you with an applicable tax exemption certificate.

     19.4. Pricing: Unless otherwise agreed between us, Lam will pay you for Product at prices determined according to the terms as stated in paragraph 19.3.

     19.5. Agreed Prices: Subject to any volume discounts, the agreed purchase price for Products shall be as set forth in the most recent Order, unless set forth in the "Price List" attached as Attachment D. Such price may be periodically revised by our mutual written agreement. Any prices set forth in such price list shall supersede prices in Orders. Prices for ordered Products or Services shall not exceed the lowest prices offered to your other customers for like Products or Services under like terms and circumstances.

     19.6. Changes in Requirements: Lam may at any time require changes to an Order, any Specifications, shipment or packing methods, time or place of delivery, and the like ("Change"). A Change is only effective upon issuance of a Change Order. If any Change causes a variation in your costs or the time required for performing under an Order, a mutually agreeable, equitable adjustment will be made in the Order price, delivery dates or both, based upon your written, itemized request for an adjustment substantiated by evidence reasonably satisfactory to Lam; provided that no adjustment will be made unless an actual Change Order has been issued.

     19.7. Audit: At reasonable times and upon reasonable prior notice, Lam may, with Supplier approval, examine your operations and processes which pertain to the ordered Products or Services to verify conformance with this GPA.

     19.8. Inventions: Any new ideas, creations, works or inventions ("Inventions") created by you as part of the specific course and scope of engineering design efforts under this agreement (and separately paid for apart from product sales) shall be jointly owned by the parties. In such matters, each party shall cooperate reasonably with the other to pursue any patent, copyright or trademark which either party deems appropriate to pursue. Each party shall separately own any Invention to the extent arising from its own efforts outside of this agreement, except that Lam shall have an irrevocable, permanent, fully paid up, royalty free and non-transferable license to use, make and have made any of Supplier's Inventions to the extent based on, derivative of, or arising from Lam's separately created designs; provided that Lam agrees not to make or have made any products from such Inventions unless Supplier ceases to be a commercially reasonable source of supply for such products. In this regard, and without limitation, if Supplier does not offer Lam the same price (or lower) that Supplier offers to other customers on such products containing the Inventions, Supplier will not be deemed a "commercially reasonable source of supply" to Lam.

20.  BOTH OF OUR OBLIGATIONS:

     20.1. Advertising: Neither party shall, without the prior written consent of the other, (i) use any identifying names, logos or other commercial or product designations of the other party, (ii) make reference to the other party in any advertising or other promotion, or (iii) disclose the existence of this transaction.

     20.2. Assignment; Subcontracting Approvals: Neither your nor our rights or obligations may be assigned to any other person or entity in whole or in part, unless the party proposing such assignment has obtained the other's prior written consent.

21.  CANCELLATION

     21.1 Cancellation by Supplier: Supplier and Lam agree to work cooperatively towards Product consolidation and elimination of slow moving Products. Supplier may discontinue availability of slow moving Products at any time by giving Lam prior written notice ("Discontinuation Notice") offering Lam the opportunity to place a "last buy" purchase order. Upon request from Lam, Supplier will provide Lam up to six (6) months from date of Discontinuation Notice for placement of "last buy" purchase order with deliveries not to exceed nine (9) months from date of Discontinuation Notice. Upon request, Lam agrees to provide Supplier with a forecast for Products which Supplier deems to be slow moving. Supplier agrees to provide Lam with the same time period when a Discontinuation Notice is issued by the Supplier when the business relationship is truncated by the Supplier. Supplier also agrees to continue to provide products that meets the mutually agreed upon specification and quality requirements and agrees to deliver product per the mutually agreed upon schedule. 21.1.

     21.2. Cancellation for Default: Either of us may cancel this GPA or any Order, in whole or in part, immediately without any cost or liability if the other party has (1) failed to perform fully any obligation of this GPA and (2) has not cured such failure within thirty (30) days, or within a reasonable period if the failure is not curable in thirty
           (30) days, from the date of written notice of the failure to perform. If you repeatedly fail to meet scheduled delivery dates, Specifications or Quality Requirements, then Lam may, but is not obligated to, cancel any Order without cost or liability, and exclusive of any other remedy Lam may have under the GPA or applicable law.

     21.3. Lam's Commitment for Cancellations for Convenience: Lam may at any time cancel for convenience any Order, in whole or in part, upon prior written notice or facsimile ("Cancel Notice"). If Lam's Cancel Notice is issued three (3) months or more prior to the scheduled delivery date, then Lam shall have no liability whatsoever for such canceled Products and/or Services. If Lam issues a Cancel Notice less than three (3) months in advance of a scheduled delivery date or makes a Change, either of which renders your Product inventory or any Service performed obsolete, then, with respect to such obsoleted inventory or Service, the parties shall negotiate in good faith to determine the amount to be paid by Lam. If the parties fail to agree, Lam commits to pay your claims for the following enumerated items as your sole and exclusive remedy for such cancellation or Change, up to a maximum amount not to exceed in any case the total purchase price for all Products and/or Services canceled or Changed:

           21.3.1. Completed Products or Services: (i) the purchase price for any such Products or Services Lam has not yet paid for, which are completed in accordance with an Order prior to the date of Lam's Cancel Notice or Change ("Notice Date"), to the extent such Products comply with the applicable Quality Requirements and Specifications in effect prior to the Notice Date, and to the extent such Services comply with the Order or Attachment A (as applicable); provided, however, that Lam will not pay for any Products or Services completed after the Notice Date.

           21.3.2. Product WIP and Raw Materials: and, with respect to Products only, (ii) the actual costs incurred by you prior to the Notice Date for Raw Materials and WIP which are allocable to the canceled or changed portion of the Order, less any salvage value. However, in all cases your recovery will be limited as follows: (a) you will only be reimbursed for Raw Materials and WIP which are not cancelable, salable, or otherwise usable by you; (b) the reasonable manufacturing cycle time period for the Products in question will be the maximum period for which you may claim WIP costs prior to the Notice Date; and (c) the reasonable lead time necessary to order Raw Materials for the Products in question will be the maximum period for which you may claim Raw Materials' costs prior to the Cancel Date. "WIP" means all labor performed and material that has been transformed, altered or processed by you, your contractors, agents or consultants pursuant and directly allocable to the Order. "Raw Materials" mean materials, excluding WIP, that have been purchased or committed to by you in good faith for the Order.

22.  Your Obligations Upon Notice of Cancellation or Specification Change:
     Immediately following your receipt of a Cancellation Notice or notice of a Change (as defined previously), you must (i) stop all work, (ii) incur no further costs, and (iii) protect all property in which Lam has or may acquire an interest or for which you feel Lam is obligated to pay. You are also required to use reasonable efforts to minimize any Damages to you which could result from the cancellation or Change. Lam's liability under this GPA will be decreased to the extent you fail to take such actions. In the event of cancellation or Change, Lam may require you promptly to transfer and assign title and immediately deliver to Lam any completed Products, WIP, Raw Materials, Lam Tools, Intellectual Property, confidential information and other items that you have produced or acquired for the performance of the canceled or Changed portions of the Order. All claims by you for any cancellation or Change must be substantiated with evidence in form and substance reasonably satisfactory to Lam.

     22.1. In no event will Lam be liable to you any consequential, special, indirect or punitive damages of any kind.

23.  CONFIDENTIAL INFORMATION:

     23.1. Confidential Information: In the course of performing our obligations under this GPA, we may obtain or be provided with each other's confidential information. We will in all cases attempt to enter into specific non-disclosure agreements to protect each other's confidential information from unauthorized disclosure and use. However, in the absence of such non-disclosure agreements, you agree, for five years from the date you receive Lam's confidential information, neither to use the confidential information in any manner which would result in a disclosure to third parties (except as necessary to perform your obligations under this GPA), nor disclose it to any third party (except to your employees with a need to know and who previously sign an agreement protecting Lam's rights). You also agree to limit your use of such information as needed to carry out your obligations under this Agreement. You shall prevent unauthorized disclosure by using the same degree of care you use to prevent disclosure of your own confidential information, but not less than a reasonable degree of care. Lam confidential information shall be immediately returned upon request. Either party providing the other with confidential information shall clearly mark it as such or, in the event of oral or intangible information, may identify it in writing as confidential within a reasonable time. In the event either party inadvertently discloses any item of confidential information not so marked or identified, the other party's sole recourse shall be to prevent any further disclosure of such information.

24.  INDEMNITY:

     24.1. Indemnity: Subject to other provisions herein, each party agrees to defend, indemnify and hold the other party harmless from and against all Damages (including without limitation court costs and reasonable fees of attorneys and other professionals) arising out of the indemnifying party's acts or omissions or breach of any term in this GPA.

25.  MISCELLANEOUS:

     25.1. Relationship of the Parties: You are an independent contractor under this GPA. This GPA is not to be construed as creating an employment, agency, partnership, joint venture or any other relationship or form of legal association between us.

     25.2. Insolvency: In the event that a party: (i) becomes insolvent or unable to pay its debts or perform its obligations as they mature;
           (ii) becomes the subject of any voluntary or involuntary proceeding in liquidation, dissolution, receivership, attachment, composition or general assignment for the benefit of creditors; or (iii) pursues any other remedies under any other law relating to relief for debtors, then such party will provide prompt notice to the other and reasonable assurances therefore, as may be requested from the other party from time to time, that it can and will perform its obligations under an Order or this GPA. If such notices or assurances are not received in a timely manner or are not reasonably satisfactory to the party receiving the assurances, then such party may terminate any Order or this GPA in whole or in part without any cost or liability.

     25.3. Entire Agreement: This GPA, together with all attachments, constitutes our entire understanding and agreement with respect to the subject matter of this GPA, and supersedes all prior and contemporaneous understandings, representations and agreements, whether written or oral, with respect to such subject matter. Any other terms or conditions, including those in either party's purchase orders, invoices, confirming documents and the like, are deemed deleted unless attached hereto or separately agreed to in writing to be a part of this Agreement. This GPA may only be modified by our written agreement.

     25.4. Notices: All notices must be in writing and are deemed effective on the earlier of: the date of personal delivery, the receipt of confirmed telex or fax; or, if given by mail, three business days after the date deposited in the United States mails, postage prepaid, registered or certified, with return receipt requested. Notices will be addressed to Lam and Supplier at their respective addresses appearing in the signature block of this GPA, but each party may change its address by prior written notice.

     25.5. Governing Law: This GPA will be governed and construed in all respects by the laws of the State of California without regard to conflict of laws considerations. Unless otherwise agreed, implementation and jurisdiction of any litigation or other dispute resolution modality will be in Santa Clara County, California.

     25.6. Disputes: If either one of us is aware of a dispute, controversy or claim arising out of this GPA or the Products or Services provided ("Dispute"), then that party will immediately give written notice to the other. We will first try to resolve the Dispute through good faith negotiation and by whatever escalation policies are agreed between us. However, if we cannot resolve the Dispute by negotiation, then, within 90 days after written request from either of us to the other ("Arbitration Notice"), the Dispute shall be submitted to binding arbitration administered in accordance with the American Arbitration Association's Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes ("Rules"). Arbitration proceedings shall be conducted in English by a single arbitrator selected by the parties, who must have at least ten (10) years' of dispute resolution experience in related industry matters, or be either a retired judge or a practicing lawyer. Each party may conduct such discovery as it deems necessary; however the arbitrator may limit the conduct of such discovery as appropriate. The arbitrator may only provide remedies available under California law, and in no event in excess of those permitted under this GPA. The arbitrator may not fashion any provisional or other equitable relief. The award shall be final and binding on the parties, and each party waives, to the fullest extent permitted by law, any appeal right it may have in any jurisdiction. The existence, proceedings, discovery and results of the arbitration may not be disclosed, without prior written consent of both parties. Filing a judicial action for recording a notice of pending action, order of attachment, receivership, injunction or other provisional remedies shall not waive or diminish these arbitration rights.

     25.7. Attorneys Fees: In any judicial or arbitration proceeding arising out of this GPA, or the Products or Services provided, the prevailing party is entitled to recover all reasonable costs incurred pertaining to such proceeding, including without limitation reasonable costs and fees of attorneys or other professionals ("Expenses"), except that
           (i) if the prevailing party has at any time refused a settlement offer pertaining to such dispute which is equal to or greater than the prevailing party's actual recovery as determined in such judicial or arbitration proceeding, then no such Expenses will be awarded, and
           (ii) if the prevailing party has at any time refused a settlement offer pertaining to such dispute which is less than the prevailing party's actual recovery as determined in such judicial or arbitration proceeding, then any such Expenses associated with recovering the difference between the refused settlement offer and the actual recovery must bear a reasonable relation to such difference.

     25.8. Order of Precedence: The following list of documents is the order of precedence which will govern any situation where there is a conflict of terms and conditions among these documents or obligations of the parties: (i) any supplemental terms or instructions on the face of Lam's Orders accepted by you will govern first and foremost; then
            (ii) the terms of this GPA (including any modifications or addenda) then (iii) the Specifications; and then (iv) the Quality Requirements.

     25.9. Severability: To the extent any part of this GPA is determined to be unenforceable, the remaining provisions will remain in effect and be interpreted and enforced to effectuate the intent of the parties.

     25.10. Counterparts; Successors: This GPA may be signed in counterparts. This GPA binds and inures to the benefit of the parties' respective successors or permitted assignees.

     25.11. Survival: The following sections of this GPA (as denoted by the following list of corresponding captions) and related subsections, if any, shall survive expiration or early termination of this GPA:
            Warranty; Intellectual Property; Customs; Advertising; Cancellation; Compliance with Laws; Confidential Information; Indemnity; Security Procedures; Attorneys Fees; Disputes; Entire Agreement; Force Majeure; Governing Law; Notices; Order of Precedence; Severability; Successors; Survival; Waiver; and Definitions.

     25.12. Waiver: Failure by a party to take affirmative action with respect to any breach of these terms by the other party shall not be construed as a waiver of that breach or of future breaches.

     25.13. Addenda: Proposed addendum(a) or modification(s) shall be mutually agreed upon in writing by local management and forwarded to the Lam Commodity Manager (CM), who shall review the addendum or modification for consistency with this Agreement. Upon acceptance by both Lam and Supplier, the proposed addendum(a) or modification(s) shall be incorporated into this Agreement. If the proposed addendum(a) or modification(s) is rejected by either party, the CM shall return it to the originator and identify the reason for rejection.

     25.14. Limitation of Liability: In no event will either party be liable to the other party for any consequential, special, indirect or punitive damages.

     25.15. Miscellaneous: Neither the section headings nor the recitals are intended to be terms of this GPA or used to interpret the terms of this GPA, or any attachment hereto.

     25.16. Corrective Action : If Lam is dissatisfied with performance for (3.3) Technical Support Documents; or (5.1) Delivery and Quality Goals; or (6.4) Reliability Road Map; or (10.4) Delivery of Report; then Supplier will put in place a mutually agreed upon corrective action plan that will address the issue.

26. DEFINITIONS: As used in this GPA, the following capitalized terms have the following meanings:

     26.1. "Excused Event" means a breach of your obligations under this GPA which is either waived in writing by Lam, caused by a force majeure event, caused by a Lam change order, or otherwise caused solely by Lam.

     26.2. "Order" shall mean any purchase order, change order or other document requesting Supplier to provide Products or Services. The terms and conditions of this Agreement are hereby incorporated by reference into any such Order.

     26.3. "Product" means all Products and other items ordered by Lam from you, including, without limitation, assemblies, parts, spare parts, software, hardware and upgrades.

     26.4. "Service" means work to be performed by Supplier pursuant to an Order or this GPA, including, without limitation, installation, qualification, maintenance, warranty repair, service call, upgrades/modification, refurbishment, retrofits, spares and service contract work.

     26.5. "Refurbishment" shall mean replacement of non-defective components in the repair process that have: 1) known reliability problems; 2) wear due to usage that will likely cause the FRU to fail within one year after installation; 3) high failure rates based upon the FRU component failure data; or are a part of preventative maintenance.

     26.6. "Upgrade" shall mean a component or part that can be added to the FRU to enhance its performance to the current revision level.

     26.7. "Retrofit" shall mean to replace a Product's components or parts to insure that the Product meets the applicable Specification and Quality Requirements.

     26.8.  "PM" shall mean Preventative Maintenance.

     26.9. "FRU" shall mean "Field Replaceable Unit", which is the assembly or part used to repair products in the field.

     26.10. "NTF" shall mean No Trouble Found.

     26.11. "Significant Change" shall mean any change that affects Fit, Form or Function.

ATTACHMENTS:

     Documents, attachments, schedules, exhibits which are attached and incorporated by reference into this Agreement are referenced below:

     Yes      General Agreement
     Yes      Attachment A - Global In-Country Repair/Exchange Support Agreement
     No       Attachment B - Global On-site/Repair Support Agreement
     Yes      Attachment C - Volume Discounts
     Yes      Attachment D - Price List
     No       Attachment E - Critical Components
     Yes      Attachment F - Consigned Inventory Agreement (CIA)
     No       Attachment G - Software Agreement
     No       Other _____________________________________________________

The parties have caused this GPA to be executed by their duly authorized representatives.

ADVANCED ENERGY INDUSTRIES, INC.              LAM RESEARCH CORPORATION

Principal Place of Business:                  Principal Place of Business:
1625 Sharp Point Drive                        Cushing Parkway
Fort Collins, Colorado 80525, USA             Fremont, California 94538, USA

/s/ Allen G. Vallei                           /s/ Manuel C. Carreira, Jr.
----------------------                        ---------------------------
Signature                                     Signature

Allen G. Vallei                               Manuel C. Carreira, Jr.
Printed Name                                  Printed Name

Western Region Manager                        Sr. Commodity Mgr.
Title                                         Title

10/12/99                                      10/12/99
Dated                                         Dated

1 OF 2

                                SCHEDULE 1 TO OEM
                           GLOBAL PURCHASING AGREEMENT
                   Technical Support Requirement Specification

Purpose: To define Lam`s Technical Support requirements to Suppliers for documentation and support materials on equipment sold to Lam Research Corp.

Documentation Requirements: All documents/procedures must be printed on regular paper (clean room paper available at extra cost) and available in PDF electronic format.

Categories: The types of documentation required to support Lam's Technical Support Group is as follows:

     I.   Support Documentation

     II.  Documentation Distribution List

     III. Training

I.   SUPPORT DOCUMENTATION

                                  DELIVERABLES

     - Theory of operations showing design criteria, functionality of the component/system and performance specifications

o Safety - Provide necessary information to conform to CE-Mark/S2 requirements, including but not limited to:

     -    Safety Features/Precautions

     - EMO description with block diagram and interface and interconnect schematic

     -    Hardware and software Interlocks

     -    Lockout/tag-out of hazardous voltages

     -    Labeling of hazards and cautions

o        Configuration/Operation Instructions for proper operation:

     -    Pre-run Checklist

     - Specification defining all software I/O points including default values for each configuration type.

o    Indicators:

     -    Category/definitions

     -    Causes for each indicator

     -    Recovery steps for each indicator

o    Installation/Startup Procedures:

     - A comprehensive Installation/Startup manual must depict how to Prepare, Install and Startup the component/system

o    Schematics:

     - All non-proprietary schematics are available in hard copy only but are not included in the manual (available upon request)

     - Schematics must be available for but not limited to: cables, PC boards and interconnect drawings

o    Maintenance Procedures:

     -    Procedures necessary for preparation of the system

o    Troubleshooting Guide:

     - A comprehensive Troubleshooting Guide must be provided in the form of a decision tree or table

                      II. DOCUMENTATION DISTRIBUTION LIST

                                  DELIVERABLES

o    Documentation Distribution:

     - Lam Commodity Management (or designee) must receive copies of all proposed ECN's


                          III. TRAINING DOCUMENTATION

                                  DELIVERABLES

o Training classes must be made available prior to first Product shipment. Additional training classes can be provided at an additional cost. Lam may have the authority to video tape any training course provided by Supplier. Training classes must include the following:

     -    Maintenance Procedures

     -    Calibration Procedures

     -    FRU Replacement Procedures

     -    Serviceability Procedures